Exhibit 10.13

BEA Systems, Inc.	2315 North First Street
San Jose, California 95131
Telephone: +1.408.570.8000
Facsimile: +1.408.570.8901
www.bea.com

April 25, 2007

Rich Gerrafo

2315 N. First Street

San Jose, CA 95110

RE: FY08 Compensation Awards

Dear Rich:

I am happy to advise you that the Compensation Committee has approved the following FY08 Cash and Equity Rewards in recognition of your contributions over the last fiscal year.

Base Salary and Bonus Potential

Effective May 1, 2007, your new annual base salary will be $450,000, payable in accordance with our regular payroll cycle. This represents a 24% adjustment. Your target bonus will be 75% of your base salary in accordance with our FY08 Executive Staff Bonus Plan. The Plan document will be sent under separate cover. Thus, your On-Target-Earnings (OTE) will be $787,500.

You will also have the opportunity to earn an additional bonus of $250,000 outside your standard variable compensation package. Half of the amount would be in the form of a performance bonus if you over achieve your license booking for the year. For over 100% achievement you would receive a bonus in the amount of $75,000, with an additional $10,000 for every additional percent over achievement, not to exceed a total of $125,000. The second half would be a retention bonus with a one year earn out equal to $125,000 to be paid 05/1/ 2008.

Equity

The Compensation Committee also approved the granting of a Non-Qualified Stock Option to purchase 150,000 shares of Company common stock with our standard 4 year vesting for options as well as 50,000 Restricted Stock Units (RSU’s) with our standard 4 year vesting for RSUs. The option will be granted in accordance with our standard equity granting practices as soon as practicable following the Q1 FY08 earnings announcement. The RSUs will be granted in accordance with our standard equity granting practices as soon as practicable after the Company becomes current in filing its financial statements with the SEC.

Rich, I deeply appreciate your contributions and look forward to FY08 with optimism and excitement. Thanks for all of your hard work!

Sincerely,

Alfred